Exhibit 14(c)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this post-effective amendment No. 1 to the Registration Statement on Form N-14 of Runway Growth Finance Corp. of our report dated March 20, 2026, relating to the consolidated financial statements, which appears in SWK Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BPM LLP

San Francisco, California

March 24, 2026